SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2005

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 21, 2005, the Compensation Committee of the Board of Directors of Primus Telecommunications Group, Incorporated (the “Company”) approved the acceleration of the vesting of certain unvested stock options previously awarded under the Company’s Equity Incentive Plan and Director Stock Option Plan. All other terms and conditions applicable to such stock options, including the exercise prices, remain unchanged.

The Compensation Committee approved this action because the future costs to be recognized if this action were not taken were disproportionate to the employee retention value of the stock options. As a result of this action, stock options to purchase up to 1.5 million shares of common stock, which would otherwise have vested over the next 3 years, become exercisable effective December 21, 2005. These stock options have exercise prices ranging from $1.61 to $6.30 per share. Based upon the closing stock price for the Company’s common stock of $0.82 per share on December 21, 2005, all of these stock options are “under water” or “out-of-the-money.” Of the stock options whose vesting is being accelerated, 1.2 million stock options are held by executive officers and 30,000 stock options are held by non-employee directors. Outstanding unvested stock options to purchase 1.5 million shares of the Company’s common stock, with per share exercise prices ranging from $0.62 to $0.92, were not accelerated.

Under the recently issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” the Company will be required to apply expense recognition provisions beginning January 1, 2006. As a result of the acceleration, the Company expects to eliminate anticipated stock option expense of approximately $2.1 million in 2006 and approximately $1.1 million in 2007 on a pre-tax basis, based upon the Company’s value calculations using the Black-Scholes methodology.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATION GROUP, INCORPORATED

Dated: December 22, 2005	By:	/s/ Thomas R. Kloster
Thomas R. Kloster
Chief Financial Officer (Principal Financial Officer)